FOR IMMEDIATE RELEASE	MEDIA CONTACT:	Garet Hayes
ghayes@hopebeckham.com
Office: 404.604.2602

AARON’S CONTINUES BOARD EXPANSION

WITH ADDITION OF KATHY BETTY

ATLANTA (August 24, 2012) – Aaron’s, Inc. (NYSE: AAN), a lease-to-own retailer specializing in the sales and lease ownership of residential furniture, consumer electronics, home appliances and accessories, announced today that Kathy Betty has been elected to its Board of Directors. Betty is a prominent Atlanta businesswomen and former owner of the WNBA Atlanta Dream.

“Kathy’s deep knowledge of business management and entrepreneurism will be a tremendous asset to our Board,” said Ronald W. Allen, CEO and President of Aaron’s, Inc. “She has achieved outstanding success through her many different business ventures and remains well connected throughout the Atlanta community and beyond. We are pleased to welcome her to our Board and look forward to drawing upon her expertise as we continue to grow and progress.”

Betty was one of the first female partners with Ernst & Young and helped develop the methodologies for the practices of performance improvement and reengineering. She later served as Executive Vice President and Partner with ScottMadden, Inc. and launched her own incubator company, The Tradewind Group. In 2009, Betty became the first woman in Atlanta history to own a professional sports team after purchasing the WNBA Atlanta Dream and saving the franchise from being moved to another city.

She was the recipient of the YWCA of Greater Atlanta 2011 Woman of Achievement Award, the Cool Girls 2011 Pink Empowerment Award and was selected by the Atlanta Business Chronicle as one of the 100 Most Influential Atlantans. Betty serves on the boards of the Children’s Healthcare of Atlanta Foundation, YMCA of Metropolitan Atlanta, Carter Center Board of Councilors, and the Alexander-Tharpe Fund, Georgia Institute of Technology.

Betty’s addition to the Aaron’s Board is the second this month. Two weeks prior, the Company announced that Hubert L. Harris, Jr., the former CEO of Invesco North America, was also elected to the Aaron’s Board of Directors.

About Aaron’s, Inc.

Aaron's, Inc. (NYSE: AAN), the nation's leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, has more than 1,985 Company-operated and franchised stores in 48 states and Canada. Founded in 1955 by entrepreneur and current Chairman R. Charles Loudermilk, Sr. and headquartered in Atlanta, Aaron's has been publicly traded since 1982. For more information, visit www.aarons.com.

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